Pricing Supplement dated October 28, 2009
(To the Prospectus dated January 5, 2007; Prospectus
Supplement dated February 28, 2007; and Product Prospectus
Supplement dated October 20, 2008)

================================================================================

[RBC LOGO]                                 $685,000
                        Reverse Convertible Notes due January 29, 2010
                Linked to the Common Stock of a Single Reference Stock Issuer

================================================================================

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus January 5, 2007, the product prospectus supplement dated October 20, 2008 and the prospectus supplement dated February 28, 2007.

General: This pricing supplement relates to one (1) separate Reverse Convertible Notes ("RevCons") offering. The Notes offered hereby are collectively referred to as the "Notes".

Issuer:                          Royal Bank of Canada ("Royal Bank")

Issue:                           Senior Medium-Term Notes, Series C

Pricing Date:                    October 28, 2009

Issuance Date:                   October 30, 2009

Valuation Date:                  January 27, 2010

Maturity Date:                   January 29, 2010

Denominations:                   Minimum denomination of $1,000, and integral
                                 multiples of $1,000 thereafter.

Deposit Currency                 U.S. Dollars

Coupon Payment:                  Each coupon will be paid in equal monthly
                                 payments. (30/360)

Coupon Payment Date (s):         The coupon will be paid on the last business
                                 day of each month during the term of the note except for the final coupon, which will be paid on the Maturity Date.

  RevCon     Principal    Reference Stock                    Ticker    Coupon   Strike      Barrier     Term           CUSIP
  ------     ---------    ---------------                    ------    ------   ------      -------     ----           -----
    No.       Amount                                                    Rate     Price       Price
    ---       ------                                                    ----     -----       -----
   1674       $685,000    Elan Corporation plc                ELN       35.50%   $5.02       $3.77      3 month      78008HNK2

Term:                            As set forth above

Initial Share Price:             The price of the Reference Stock on the Pricing
                                 Date, as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Final Share Price:               The price of the Reference Stock on the
                                 Valuation Date, as quoted on the principal national securities exchange (or any successor) on which that security is listed for trading.

Payment at Maturity (if held     For each $1,000 Principal Amount of the Notes,
to maturity):                    the investor will receive $1,000 plus any
                                 accrued and unpaid interest at maturity unless:

                                 (i)   the Final Stock Price is less than the
                                       Initial Stock Price; and

                                 (ii)  (a) for notes subject to Intra-Day
                                       Monitoring, at any time during the
                                       Monitoring Period, the trading price of
                                       the Reference Stock is less than the
                                       Barrier Price, or

                                       (b) for notes subject to Close of Trading
                                       Day Monitoring, on any day during the
                                       Monitoring Period, the closing price of
                                       the Reference Stock is less than the
                                       Barrier Price.

                                 If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the Principal Amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value thereof. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

                                 Investors in these Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:               From and excluding the Pricing Date to and
                                 including the Valuation Date

Monitoring Method:               Close of Trading Day

Physical Delivery Amount:        For each $1,000 Principal Amount, a number of
                                 shares of the Reference Stock equal to the Principal Amount divided by the Initial Share
                                 Price. If this number is not a round number then the number of shares of the Reference
                                 Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Secondary Market:                RBC Capital Markets Corporation (or one of its
                                 affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date. The amount that an investor may receive upon sale of their Notes prior to maturity may be less than the Principal Amount of such Notes.

Calculation Agent:               The Bank of New York

Listing:                         None

Settlement:                      DTC global notes

Terms Incorporated In the        All of the terms appearing above the item
Master Note                      captioned "Secondary Market" on the cover page
                                 of this pricing supplement and the terms appearing under the caption "Specific Terms of the Reverse Convertible Notes" in the product supplement with respect to reverse convertible notes dated October 20, 2008.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated October 20, 2008 and "Selected Risk Considerations" in this pricing supplement.


The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.


The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.


The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you will experience an immediate and substantial decline in the value of your Notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                           Proceeds to Royal Bank of
                                    Price to Public              Agent's Commission                 Canada
                                    ---------------              ------------------                 ------
 RevCon# 1670                             100%                         1.50%                        98.50%
                                        $685,000                     $10,275.00                   $674,725.00



                         RBC Capital Markets Corporation
                                October 28, 2009

                     ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 20, 2008, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated October 20, 2008, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated October 20, 2008:
     http://idea.sec.gov/Archives/edgar/data/1000275/000121465908002315/
     0001214659-08-002315.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.



Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual Reference Stock performance. The hypothetical terms do not represent the terms of an actual Note and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date. We cannot predict the Reference Stock performance.

The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming an Initial Share Price of $100, a Barrier Price of 75% and an initial investment of $1,000. Hypothetical Final Share Prices are shown in the first column on the left. For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Share Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does fall below the Barrier Price during the Monitoring Period. The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

                             If the closing         If the closing
                          market price of the     market price of the
                            Reference Stock         Reference Stock
                           does not fall below      falls below the
                          the Barrier Price on      Barrier Price on
                           any day during the     any day during the         Physical
                           Monitoring Period:      Monitoring Period:        Delivery
                               Payment at              Payment at             Amount as
                              Maturity as             Maturity as            Number of
     Hypothetical            Percentage of           Percentage of         Shares of the
      Final Share              Principal               Principal            Reference           Cash Delivery
         Price                   Amount                  Amount                Stock                Amount
   ------------------------------------------------------------------------------------------------------------
         $200                   100.00%                 100.00%                n/a                   n/a
   ------------------------------------------------------------------------------------------------------------
         $175                   100.00%                 100.00%                n/a                   n/a
   ------------------------------------------------------------------------------------------------------------
         $150                   100.00%                 100.00%                n/a                   n/a
   ------------------------------------------------------------------------------------------------------------
         $125                   100.00%                 100.00%                n/a                   n/a
   ------------------------------------------------------------------------------------------------------------
         $100                   100.00%                 100.00%                n/a                   n/a
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $90                   100.00%             Delivery Amount             10                  $900
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $80                   100.00%             Delivery Amount             10                  $800
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $75                   100.00%             Delivery Amount             10                  $750
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $74                     n/a               Delivery Amount             10                  $740
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $60                     n/a               Delivery Amount             10                  $600
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $50                     n/a               Delivery Amount             10                  $500
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
          $25                     n/a               Delivery Amount             10                  $250
   ------------------------------------------------------------------------------------------------------------
                                                    Physical or Cash
         $0.00                    n/a               Delivery Amount             10                  $0.00
   ------------------------------------------------------------------------------------------------------------


The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered Notes or on an investment in the Reference Stock. Please read "Additional Risk Factors Specific to Your Notes" and "Hypothetical Returns on Your Notes" in the accompanying product prospectus supplement dated October 20, 2008.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor). The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under "Supplemental Discussion of Canadian Tax Consequences" and "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying product prospectus supplement dated October 20, 2008.

Selected Purchase Considerations

o Market Disruption Events and Adjustments --The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement dated October 20, 2008. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Reverse Convertible Notes--Consequences of Market Disruption Events" in the product prospectus supplement dated October 20, 2008.

o Principal At Risk -- Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

o    Certain U.S. Federal Income Tax Considerations:

     o RevCon 78008HNK2 (ELN): 0.28% of each stated interest payment (35.50% in total) will be treated as an interest payment and 35.22% of each stated interest payment (35.50% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

     For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated October 20, 2008.



Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated October 20, 2008. In addition to the risks described in the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated October 20, 2008, you should consider the following:

o You May Lose Some or All of Your Principal Amount -- You may receive a lower payment at maturity than you would have received if you had invested in the Reference Stock directly. If the Reference Stock performance is not positive, you may receive a payment at maturity of less than the Principal Amount of your Notes.

o The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity -- The price at which you purchase the Notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.



Information Regarding the Issuers of the Reference Stocks

The Reference Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the

Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Elan Corporation, plc operates as a neuroscience-based biotechnology company primarily in Ireland and the United States. It operates in two segments, Biopharmaceuticals and Elan Drug Technologies (EDT). The Biopharmaceuticals segment engages in the research, development, and commercial activities primarily in Alzheimer's disease, Parkinson's disease, multiple sclerosis, Crohn's disease, severe chronic pain, and infectious diseases.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-13896

                             Historical Information

The graph below sets forth the historical performance of the Reference Stock. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in each table is for the four calendar quarters of 2006, 2007, 2008, the first, second, and third quarters of 2009, as well as for the period from October 1, 2009 through October 28, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the price of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                               Elan Corp PLC (ELN)
                                (Nov-99 - Nov-08)
                                 [CHART OMITTED]



   Period-          Period-End          High Intra-Day           Low Intra-Day           Period-End Closing
  Start Date            Date             Price of the             Price of the              Price of the
                                      Reference Stock in       Reference Stock in        Reference Stock in
                                             ($)                      ($)                       ($)
  ----------            ----                 ---                      ---                       ---
   1/1/2006          3/31/2006              16.83                    11.88                     14.44
   4/1/2006          6/30/2006              19.42                    14.06                     16.7
   7/1/2006          9/29/2006              16.85                    13.14                     15.6
  9/30/2006         12/29/2006              16.15                    13.8                      14.75

   1/1/2007          3/30/2007              15.1                     11.7                      13.29
  3/31/2007          6/29/2007              22.4                     13.31                     21.93
  6/30/2007          9/28/2007              23.11                    16.37                     21.04
  9/29/2007         12/31/2007              24.9                     20.9                      21.98

   1/1/2008          3/31/2008              26.88                    17.82                     20.86
   4/1/2008          6/30/2008              36                       20.53                     35.55
   7/1/2008          9/30/2008              37.45                     9.55                     10.67
  10/1/2008         12/31/2008              11.53                     4.99                      6

   1/1/2009          3/31/2009               9.13                     4.85                      6.64
   4/1/2009          6/30/2009               8.58                     5.41                      6.37
   7/1/2009          9/30/2009               8.59                     6.44                      7.11
  10/1/2009         10/28/2009               7.12                     4.95                      5.02


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

     We expect that delivery of the Notes will be made against payment for the Notes on or about October 30, 2009, which is the second (2nd) business day following the Pricing Date (this settlement cycle being referred to as "T+2"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated October 20, 2008 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.


Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to "General Terms of the Reverse Convertible Notes--Anti-dilution Adjustments" beginning on page PS-10 of the product prospectus supplement dated October 20, 2008, except that, in connection with reverse stock splits, the Initial Reference Stock Price will not be adjusted, unless the reverse stock split occurs after the Pricing Date and on or before the Valuation Date.

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.



                                    $685,000




                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                 Reverse Convertible Notes due January 29, 2010


                                October 28, 2009